UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 22, 2009
Date of Report (Date of earliest event reported)

Reed’s, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32501	35-2177773
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S.Employer Identification No.)

13000 South Spring Street, Los Angeles, California 90061
(Address of principal executive offices)
(Zip Code)

(310) 217-9400
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Reed’s, Inc.

Item 1.01  Entry into Material Definitive Agreement

The disclosures in response to Items 2.01 and 2.03 of this Current Report on Form 8K are incorporated herein by this reference.

Item 2.01  Completion of Acquisition or Disposition of Assets

On June 16, 2009, Reed’s, Inc., a Delaware corporation (“Reed’s” or “the Company”) closed on a sale and lease back transaction (“Sale and Lease Back Transaction”).  The transaction involved the sale and lease back of the Company’s real property and certain equipment located at 12930 South Spring Street and 13000 South Spring Street, Los Angeles, California 90061. The equipment sold in the transaction includes primarily the Company’s brewery equipment. The aggregate sales price was $3,250,000 in cash.

No material relationship, other than in respect of the Sale and Lease Back Transaction, exists between Reed’s, any of its affiliates, any director or officer of Reed’s or any associate of any such director or officer and the Buyer.

In connection with the Sale and Lease Back Transaction, the Company paid off the first trust deed secured by the property in the amount of $1,756,000.  Additionally, the Company amended its Credit and Security Agreement covering its revolving credit facility.  The credit facility was reduced to $2 million and reserves against available collateral were increased by $350,000. Proceeds from the sale were applied to reduce the outstanding loan under the credit facility by $1,264,000.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In conjunction with the Sale and Lease Back Transaction, Reed’s entered into a Standard Commercial/Industrial Lease Agreement with the Buyer (“Lease”) leasing back real property, plant and equipment located at 12930 South Spring Street and 13000 South Spring Street, Los Angeles, California 90061,on May 7, 2009.  The commencement date of the Lease was June 16, 2009, the date of the closing of the Sale and Lease Back Transaction (“Commencement Date”).  The term of this Lease is 15 years. The monthly rent payment for the first year of the Lease is $27,708.33.  The rent increases annually at a customary annual rate of approximately 3%.

The agreement provides an option to purchase the real property, plant and equipment covered by the Lease.  As primary consideration for the option, Reed’s issued to the Buyer 5-year warrants to purchase up to 400,000 shares of common stock of the Company at an exercise price of $1.20 per share.  Reed’s has an option to purchase the real property, plant and equipment for 14 years, commencing after one year. Reed’s also has a right of first refusal with regards to purchase of said property.

Christopher J. Reed, the Company’s President, Chief Executive Officer and Chairman, personally guaranteed the Lease obligations in the event of breach or default by the Company, in an amount not to exceed $150,000.

Item 3.02  Unregistered Sales of Equity Securities

In conjunction with the Lease, Reed’s issued to the Lessor 5-year warrants to purchase up to 400,000 shares of common stock of the Company at an exercise price of $1.20 per share. The warrants were issued pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, on the basis of Buyer’s pre-existing relationship with the Company, Buyer’s representations that Buyer is a sophisticated investor, Buyer’s ability to bear the investment's economic risk and Buyer’s intent not to resell or distribute the securities. Further, Buyer had access to the type of information normally provided in a prospectus. In addition, Reed’s did not use any form of public solicitation or general advertising in connection with the offering of the warrants.

On June 16, 2009, Reed’s sold 50,000 shares of its common stock to a private investor, for an aggregate purchase price of $150,000. The shares were issued pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, on the basis of investor’s pre-existing relationship with the Company, his representations that he is an accredited investor, he is able to bear the investment's economic risk and his intent not to resell or distribute the securities. Further, investor had access to the type of information normally provided in a prospectus. In addition, Reed’s did not use any form of public solicitation or general advertising in connection with the offering of these shares of common stock.

Item 8.01  Other Events

On  June 22, 2009, the Company issued a press release announcing the Sale and Lease Back Transaction. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

Exhibit No.	Document
99.1	Press Release dated June 22, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REED’S, INC.

Dated: June 22, 2009	By:	/s/ Christopher J. Reed
Christopher J. Reed President